UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 20, 2010

YTB International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

Today, August 20, 2010, at its 2010 National Convention being held in St. Louis, Missouri, YTB International, Inc. (the “Company”) plans to make the following announcements to the attendees:

•
The Company’s e-commerce website, available through the Company’s subsidiary, ZamZuu, Inc. (“ZamZuu”), which previously sold for a $249.95 set-up fee and a monthly hosting fee of $49.95, will be sold as a license to distribute the sites for free.  The cost to obtain this license is a $49.95 set-up fee and a monthly fee of $49.95.  The individual who purchases this license, called a Broker, will be able to give away a ZamZuu e-commerce business to others for free.  These free agent shoppers will actually be able to receive 30% of the commissions from purchases made on their free e-commerce sites.  The ZamZuu Broker will also receive a matching 30% in shopping commissions.

•
The Company will launch a new line of nutritional products that customers can buy and receive on a monthly basis.  These products focus on providing the daily vitamin requirements for adults and include an “energy boost” supplement.

•
The Company will roll out a new identity theft recovery product called the Entrust America ID Recovery Plan.  In the event of an identity theft, the covered member is assigned a certified recovery specialist who performs all the recovery and restoration work on behalf of the victim.  Most other plans in the market today merely offer assistance and expense reimbursement, and the victims are forced to do their own recovery.  Last year, as many as 10 million Americans were victims of identity theft according to the Identity Theft Resource Center.  By working through local, regional, and national police associations, Entrust America fully recovers the victim’s identity, repairs the damage done, pursues the perpetrator, and takes legal action on the customer’s behalf.

In addition to rolling out these new products, the Company continues to focus on travel and other proprietary products offered through ZamZuu.

The Company expects that all products will be available to the general public no later than September 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: August 20, 2010	By:	/s/ Robert M. Van Patten
Name: Robert M. Van Patten
Title: Chief Executive Officer and Interim Chief Financial Officer